Exhibit 2.6

FIFTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into effective as of August 31, 2020, by and between DREAM FINDERS HOLDINGS LLC, a Florida limited liability company (“Purchaser”), and H&H CONSTRUCTORS, INC., a North Carolina corporation (“Seller”).

Recitals

A.
Seller and Purchaser are parties to that certain Membership Interest Purchase Agreement dated January 29, 2020, as amended by that certain First Amendment to Membership Interest Purchase Agreement dated March 17, 2020, that certain Second Amendment to Membership Interest Purchase Agreement dated April 30, 2020, that certain Third Amendment to Membership Interest Purchase Agreement dated June 30, 2020, and as further amended by that certain Fourth Amendment to Membership Interest Purchase Agreement dated August 18, 2020 (collectively, the “Agreement”), for the purchase and sale of the Membership Interests. Unless otherwise defined herein, capitalized terms shall have the meaning assigned to them in the Agreement.

B.	Purchaser and Seller desire to modify certain terms of the Agreement, and the parties have agreed to execute this Amendment to reflect such modification to the Agreement.

Agreement of the Parties

NOW THEREFORE, for and in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed that:

1.	Incorporation of Recitals. The recitals set forth above are incorporated herein by reference as if set forth fully herein.

2.	Due Diligence Period. Subsection (a) of Section 3.03 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Purchaser shall have a period, commencing on the Effective Date through September 18, 2020 (the “Due Diligence Period”), to perform due diligence with respect to the Real Property (including conducting such tests, studies, surveys, and/or other physical inspections of the Property as Purchaser deems necessary or appropriate), the Companies, the Membership Interests, and all information relating thereto (including the Due Diligence Materials) (the “Inspections”). Purchaser’s Inspections may encompass such matters as, without limitation, title and survey, environmental conditions, soil conditions, siting, access, traffic patterns, competition, financing, economic feasibility, platting, zoning, leasing status, and matters involving governmental cooperation.”

3.	Deposit. Section 2.02 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Purchaser shall deposit Two Hundred Fifty Thousand Dollars ($250,000.00) (“Initial Deposit”) with the Escrow Agent, within three (3) business days after the Effective Date. Within three (3) business days after the expiration of the Due Diligence Period (hereinafter defined) and so long as Purchaser has delivered a Notice to Proceed (hereinafter defined), Purchaser shall deposit with the Escrow Agent the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Additional Deposit” and collectively with the Initial Deposit, the “Deposit”). If the transaction does not close, Escrow Agent shall disburse the Deposit to the party entitled to the Deposit as provided for in this Agreement. The Deposit shall be applied toward the Purchase Price at Closing. Notwithstanding the foregoing or any other term of the Agreement, Fifty Thousand Dollars ($50,000.00) of the Initial Deposit shall be not refundable to the Purchaser except in the event of a Seller default, but shall continue to remain applicable toward the Purchase Price at Closing.

4.
Effect of Amendment. Except as modified in this Amendment, there are no changes to the Agreement, and the Agreement as herein modified remains in full force and effect as of the date hereof and is hereby ratified by the parties in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either party for any default under the Agreement, nor constitute a waiver of any provision of the Agreement. In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

5.
Counterparts. This Amendment may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Scanned and emailed or facsimile signatures shall be deemed original and binding on the parties.

Seller and Purchaser have executed this Amendment as of the date set forth above.

PURCHASER:

DREAM FINDERS HOLDINGS LLC, a Florida limited liability company

By:	/s/ Patrick O. Zalupski
Name:	Patrick O. Zalupski
Title:	Chief Executive Officer

SELLER:

H&H CONSTRUCTORS, INC., a North Carolina corporation

By:	/s/ D. Ralph Huff III
Name:	D. Ralph Huff III
Title:	Chief Executive Officer